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                                        Press Release



FOR IMMEDIATE RELEASE                   Contact:  Martha A. Buckley
                                                  Foamex International Inc.
                                                  (610) 859-2952



            FOAMEX REACHES AGREEMENT ON SHAREHOLDER LAWSUITS

           Costs to be Covered by Company's Insurance Carrier


      LINWOOD, PENNSYLVANIA, August 1, 2000 - Foamex International Inc. (Nasdaq:
FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products, announced today that it had reached agreements in principle to settle all lawsuits brought by stockholders of the company during the past two years in Delaware state court and federal court in New York City.

      The Delaware litigation relates to the unsuccessful attempts by Trace International Holdings, Inc. to acquire Foamex in 1998 and 1999, as well as to certain transactions entered into between Trace or Trace's affiliates and the company. The federal lawsuit alleges that Foamex and certain of its directors and officers misrepresented and/or omitted material information about the company's financial condition between May 1998 and April 1999.

      Under the terms of the settlement of the federal court litigation, members of the class of shareholders who purchased Foamex shares between May 7, 1998 and April 16, 1999 will receive payments as defined in the agreement. Payment to class members in the federal action, along with plaintiffs' lawyers' fees in the federal and Delaware actions, will be paid by Foamex's insurance carrier on behalf of the company.
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      Under the  terms of the  settlement  of the  Delaware  litigation,  Foamex agreed that a special nominating committee of the Foamex Board of Directors, consisting of Robert J. Hay as chairman, Stuart J. Hershon, John G. Johnson, Jr., and John V. Tunney, will nominate two independent directors to serve on the Foamex Board. The terms of the settlement also establish the criteria for the independence of the new directors and require that certain transactions with affiliates be approved by a majority of the disinterested members of the Foamex Board.

      Both settlements are subject to final documentation and court approvals, which, if obtained, will resolve all outstanding shareholder litigation against Foamex and its directors and officers. The settlements involve no admissions or findings of liability or wrongdoing by Foamex or any individual. Details about the terms of the settlements, including estimates of the amounts payable to members of the class in the federal action, will be mailed to affected stockholders by this Fall.

      Foamex, headquartered in Linwood, Pennsylvania, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, electronics and computer industries as well as filtration and acoustical applications for the home. For more information visit the Foamex web site at http://www.foamex.com.

      This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's reports filed with the Securities and Exchange Commission.

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